EXHIBIT 10.1

Convenience Translation of the shareholders' resolution of AIXTRON AG in connection with contingent share capital increase for the purpose of granting of subscription rights to entitled persons (stock-option plan 2002)

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Shareholders' resolution about the creation of contingent share capital for the singular or repeated granting of subscription rights to members of the Executive Board, members of the management of affiliated companies as well as employees of AIXTRON AG ("AIXTRON") and employees of affiliated companies on the basis of stock option programs (stock option plan 2002) and the amendment of the articles of incorporation.

Executive Board and Supervisory Board propose to resolve as follows:

a) The share capital of AIXTRON will be increased contingently by up to(euro) 3,511,495 (Increasing Amount) by the issue of up to 3,511,495 no-par value shares representing a proportional interest in the share capital of(euro)
     1.00 (Contingent Capital). The contingent share capital increase will be exclusively used for the granting of subscription rights to members of the Executive Board of AIXTRON, employees of the AIXTRON and members of the management board and employees of affiliated companies. The contingent share capital increase will only be conducted to the extent that
     (1) subscription rights issued by AIXTRON are exercised by the holders of subscription rights according to Sec. 192 Para. 2 No. 3 German Stock Corporation Act (Aktiengesetz - "AktG") and (2) AIXTRON does not grant own shares in order to fulfill the issued subscription rights. The new shares issued on the basis of the subscription rights will first carry dividends for the fiscal year in which they are generated as a result of the exercise of subscription rights.

     The Executive Board is authorised, prior to the approval of the Supervisory Board, to grant - in one or in several parts ("Programs") - subscription rights for the subscription of no-par value shares of AIXTRON to beneficiaries in accordance with the following instructions:

     aa)  Beneficiaries

     The only persons entitled to exercise subscription rights are members of the Executive Board of AIXTRON, employees of AIXTRON and members of the management and employees of affiliated companies in accordance with the distribution as set forth in lit. bb). The terms of the respective offer will be determined by the Executive Board upon approval of the Supervisory Board or, to the extent the Executive Board is concerned, by the Supervisory Board.

     bb)  Distribution of subscription rights

     The  total amount of subscription rights is subdivided as follows:

     o    15 % to the Executive Board of AIXTRON;

     o    5 % to the members of the management of affiliated companies; and

     o    80 % to employees of AIXTRON and affiliated companies.
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     Members of the Executive Board of AIXTRON who are members of the management of affiliated companies as well will only receive subscription rights from the portion designated for members of the Executive Board of AIXTRON. Employees of AIXTRON who are also members of the management of affiliated companies will only receive subscription rights from the portion designated for employees of AIXTRON.

     cc)  Issue and duration

     Subscription rights granted under the stock-option programs can be offered and subscribed to by the beneficiaries (1) within a period of six weeks each following the Ordinary General Meeting or (2) after the publication of the quarterly report for the third quarter of a fiscal year ("Subscription period").

     The duration of subscription rights to be issued each may amount up to 10 years.

     dd)  Exercise price and achievement criteria

     Each subscription right entitles the holder to acquire one no-par value share of AIXTRON in accordance with the terms and conditions for the issue of subscription rights to be established (the "Terms and Conditions"). The subscription right premium is defined as the average (arithmetic mean) of the closing prices of the AIXTRON share fixed on the Frankfurt Stock Exchange during twenty trading days prior to the resolution by the Executive Board on the launch of this stock subscription right program (strike price) plus 20 % of the strike price as an achievement criteria (exercise price). The closing prices on the Frankfurt Stock Exchange (XETRA closing price or any closing price of a trading system which will follow XETRA and is functional comparable) will be used to calculate the strike price.

     The respective subscription right premium shall be adjusted in accordance with the Terms and Conditions to the extent that AIXTRON conducts capital measures (such as increases of share capital) within the duration of the subscription rights or constitutes conversion or subscription rights. Notwithstanding the impacts on the stock-exchange price arising from such capital measures, the adjustment of the subscription right premium shall ensure that the respective subscription right premium and limitations in exercise are equal.

     ee)  Blocking period and exercise

     The subscription rights can be exercised at the earliest 2 years after the issue of the subscription rights. The Terms and Conditions may provide for a longer blocking period within which the subscription rights can not be exercised.

     Following the relevant blocking period, the subscription rights may only be exercised within the exercise periods and only then on days on which commercial banks are open in Frankfurt am Main, Germany ("banking day" and if such a banking day lies in an exercise period "exercise day"). The exercise periods commence on the fourth banking day after an Ordinary General Meeting of the Company or after the publication of the quarterly report for the third quarter, and end on the fourteenth banking day in Frankfurt am Main, Germany, following the commencement of the exercise period.

     The Terms and Conditions may provide for that the subscription rights can not be exercised completely, but only up to particular maximum amounts ("tranches").

     If and to the extent that exercise days fall within a period commencing on the date on which AIXTRON publishes an offer in the Bundesanzeiger (German Federal Gazette) to its shareholders to subscribe new shares or bonds with warrants or convertible warrants and ending on the date (inclusive) on which the shares of the Company carrying subscription rights are quoted "ex rights" for the first time on the Frankfurt Stock Exchange,
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     the subscription rights may not be exercised and the relevant exercise period will be prolonged by a corresponding number of exercise days directly following the end of the blocking period.

     ff)  Personal right

     The subscription rights can only be exercised by entitled persons ("Beneficiaries"), even though the subscription rights are subscribed by a bank obligated to transfer them to the respective Beneficiaries according to instructions issued by AIXTRON. The subscription right holder is prohibited from making any disposal of subscription rights. With the exception of inheritance, subscription rights are non-transferable. The subscription rights can only by exercised as long as the subscription holder is employed by AIXTRON or an affiliated company. The Terms and Conditions may provide for other provisions in particular in the events of retirement, death or termination of employment (other than caused by dismissal) of the respective holder of subscription rights as well as in case of an affiliated company is spun-off or divested from the AIXTRON Group.

     gg)  Regulations of further details

     The Executive Board of AIXTRON is hereby authorised, prior to the approval of the Supervisory Board, to establish the further details relating to the stock-option programs for employees of AIXTRON as well as the members of the management and employees of affiliated companies each entitled to subscribe. To the extent that the Executive Board is concerned by the stock-option programs, any determination of details requires a resolution of the Supervisory Board.

b) Sec. 4 Para.2 of the Articles of Incorporation are amended by the following subparagraph 6:

     "2.6 The share capital of AIXTRON has been increased contingently by up to
     (euro) 3,511,495 divided in up to 3,511,495 no-par value shares. The share capital is contingently increased for the purpose of granting of subscription rights to members of the Executive Board of AIXTRON, employees of AIXTRON and members of the management board and employees of affiliated companies in accordance with the stock-option programs according to the authorisation of the General Meeting on May 22, 2002 (stock-option plan
     2002). The contingent share capital increase will only be conducted to the extent that subscription rights issued by AIXTRON are exercised by the holders of subscription rights and AIXTRON does not grant own shares in order to fulfill the issued subscription rights. The new shares issued on the basis of the subscription rights will first carry dividends for the fiscal year in which they are generated as a result of the exercise of subscription rights. The Executive Board is authorised, with the consent of the Supervisory Board, to establish the further details for the implementation of the contingent share capital increase. To the extent that members of the Executive Board are concerned by the granting of subscription rights, any determination of details of the contingent share capital increase is subject to a resolution of the Supervisory Board.